Exhibit 99.1

RGP Announces 8% Increase in Quarterly Dividend and Dividend Payment Date

IRVINE, Calif.--(BUSINESS WIRE)--July 26, 2019--Resources Global Professionals (“RGP”), the operating subsidiary of Resources Connection, Inc. (NASDAQ: RECN), announced today that its Board of Directors has approved an 8% increase in its cash dividend to $0.14 per share, payable on September 19, 2019 to all shareholders of record on August 22, 2019.

About RGP

RGP is a global consulting firm that enables rapid business outcomes by bringing together the right people to create transformative change. As a human capital partner for our clients, we specialize in solving today’s most pressing business problems across the enterprise in the areas of Business Transformation, Governance, Risk and Compliance and Technology and Digital Innovation. Our engagements are designed to leverage human connection and collaboration to deliver practical solutions and more impactful results that power our clients, consultants and partners’ success.

RGP was founded in 1996 to help finance executives with operational needs and special projects created by workforce gaps. Our first-to-market, agile human capital model disrupted the professional services industry at a time when traditional talent models prevailed. Today’s new ecosystem for work embraces our founding principle – quickly align the right resource for the work at hand with a premium placed on value, efficiency and ease of use.

Our pioneering approach to workforce strategy uniquely positions us to support our clients on their transformation journeys. With more than 3,800 professionals, we annually engage with over 2,400 clients around the world from more than 70 practice offices. We are their partner in delivering on the future of work. Headquartered in Irvine, California, RGP is proud to have served 86 of the Fortune 100.

The Company is listed on the Nasdaq Global Select Market, the exchange’s highest tier by listing standards. To learn more about RGP, visit: http://www.rgp.com. (RECN-F)

Contacts

Media Contact:
Michael Sitrick
(US+) 1-310-788-2850
mike_sitrick@sitrick.com

Investor Contact:
Herb Mueller, Chief Financial Officer
(US+) 1-714-430-6500
herb.mueller@rgp.com